Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports Record First Quarter
2008 Results

NEW YORK, NY, May 1, 2008 — Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the first quarter ended March 31, 2008, net income was $33.0 million, up 34 percent from net income of $24.7 million in the first quarter of 2007. Earnings were $0.75 per diluted share, an increase of 36 percent versus earnings of $0.55 per diluted share in the first quarter of last year. ITG’s total revenue for the first quarter of 2008 was $204.3 million, 21 percent greater than total revenue of $168.9 million for the first quarter of 2007. Pre-tax margins in the first quarter were 28.9 percent in 2008, a significant increase over the 25.1 percent realized in 2007.

“ITG’s revenues showed continued strength in the first quarter of 2008, as our geographical expansion and product diversification became key advantages for the firm,” said Bob Gasser, ITG’s Chief Executive Officer and President. “ITG’s results clearly show that our business has built solid foundations both domestically and internationally and can thrive in various market conditions.”

ITG’s non-US revenues were $49.9 million in the first quarter of 2008, a 33 percent increase over revenues of $37.4 million in the first quarter of 2007. Non-US pre-tax income increased to $5.1 million in the first quarter of 2008 from $4.1 million in the first quarter of 2007.

“Despite the European and Asian market downturn, ITG continued to make progress on the expansion of its globalization strategy,” said Mr. Gasser.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss first quarter results. Those wishing to listen to the call should dial 1-866-356-4123 and enter the pass code 93398330 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 70323593. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran

(212) 444-6130

###

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues:
Commissions	$176,227	$143,913
Recurring	21,645	19,182
Other	6,406	5,833
Total revenues	204,278	168,928

Expenses:
Compensation and employee benefits	67,628	58,515
Transaction processing	24,349	25,326
Occupancy and equipment	13,100	11,220
Telecommunications and data processing services	12,750	9,134
Other general and administrative	25,185	19,606
Interest expense	2,213	2,785
Total expenses	145,225	126,586
Income before income tax expense	59,053	42,342
Income tax expense	26,065	17,632
Net income	$32,988	$24,710

Earnings per share:
Basic	$0.76	$0.56
Diluted	$0.75	$0.55

Basic weighted average number of common shares outstanding	43,629	44,074
Diluted weighted average number of common shares outstanding	44,231	44,838

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Cash and cash equivalents	$265,811	$183,757
Cash restricted or segregated under regulations and other	55,145	71,300
Deposits with clearing organizations	41,272	43,284
Securities owned, at fair value	10,992	8,022
Receivables from brokers, dealers and clearing organizations	1,037,109	551,059
Receivables from customers	1,152,371	676,522
Premises and equipment, net	45,834	45,886
Capitalized software, net	55,321	50,892
Goodwill	422,567	422,774
Other intangibles, net	30,631	31,318
Deferred taxes	4,543	2,282
Other assets	12,369	13,791
Total assets	$3,133,965	$2,100,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$185,154	$186,463
Short-term bank loans	35,000	101,400
Payables to brokers, dealers and clearing organizations	1,104,551	497,124
Payables to customers	906,778	457,105
Securities sold, not yet purchased, at fair value	551	859
Income taxes payable	34,587	18,320
Deferred taxes	1,977	2,821
Long term debt	123,000	132,500
Total liabilities	2,391,598	1,396,592

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,540,282 and 51,503,221 shares issued at March 31, 2008 and December 31, 2007, respectively and 43,702,060 and 43,462,885 shares outstanding at March 31, 2008 and December 31, 2007, respectively	515	515
Additional paid-in capital	212,069	210,071
Retained earnings	684,665	651,677
Common stock held in treasury, at cost; 7,838,222 and 8,040,336 shares at March 31, 2008 and December 31, 2007, respectively	(174,360)	(177,928)
Accumulated other comprehensive income (net of tax)	19,478	19,960
Total stockholders’ equity	742,367	704,295
Total liabilities and stockholders’ equity	$3,133,965	$2,100,887